Exhibit 99.1

PLX Technology, Inc. Reports Second-Quarter 2009 Financial Results

  Revenue Increased 10 Percent over Q1 ’09, to $18.2M
  Gross Margin Increased from 54.4 Percent, to 55.6 Percent
  Consumer Storage First End Market to Recover

SUNNYVALE, Calif.--(BUSINESS WIRE)--August 4, 2009--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the second quarter ended June 30, 2009.

“We have made excellent progress this quarter as we have seen a positive turnaround in the revenue trend,” said Ralph Schmitt, PLX® chief executive officer. “We also continue to drive cost reductions, improving both our gross margin and actual operating costs.”

For the second quarter ended June 30, 2009, PLX reported net revenues of $18.2 million, a 10 percent increase from the $16.5 million reported in the first quarter ended March 31, 2009, and a 22 percent decrease from the $23.4 million reported in the second quarter ended June 30, 2008.

The net loss for the second quarter ended June 30, 2009, was $9.1 million, or a loss of $0.26 per share (diluted). Included in the net loss for the quarter ended June 30, 2009, was $2.1 million for stock-based compensation, primarily driven by the Company’s tender offer to retire underwater employee stock options and $2.7 million related to the fair value of the Oxford Semiconductor note when it was converted to 3.4 million shares of PLX common stock. The net loss for the second quarter ended June 30, 2009, compares with a net loss of $10.5 million, or a loss of $0.31 per share (diluted), in the first quarter ended March 31, 2009, and a net loss of $75,000, or $0.00 per share (diluted), in the second quarter ended June 30, 2008.

The Company’s gross margin for the second quarter ended June 30, 2009, was 55.6 percent, as compared with 54.4 percent for the first quarter ended March 31, 2009, and 59.3 percent for the second quarter ended June 30, 2008.

Operating expenses were $16.6 million for the second quarter ended June 30, 2009, as compared with $18.3 million in the first quarter ended March 31, 2009, and $14.1 million in the second quarter ended June 30, 2008. Second quarter 2009 operating expenses included stock-based compensation expense of $2.1 million, amortization of acquired intangibles of $854,000 and acquisition-related costs of $99,000. The Company continues to reduce its recurring expenses.

“We continue to look for ways to improve shareholder value,” said Arthur Whipple, PLX chief financial officer. “On May 1, we completed our tender offer for underwater employee stock options and retired 2.1 million shares from our employee stock option pool, decreasing our issued option overhang by more than half, to seven percent. The purchase of the options resulted in a non-cash acceleration of compensation expense for many of the options tendered and stock compensation expense rose to $2.1 million. As a result of the lower number of options outstanding, we expect stock compensation for the next two quarters to be less than $200,000 per quarter.”

Cash and investments decreased by $2.8 million in the quarter ended June 30, 2009. The Company's $9.1 million quarterly loss included non-cash items totaling $6.5 million. At June 30, 2009, cash and investments were $38.8 million, a decrease of $8.3 million from $47.1 million at December 31, 2008.

“Actual consumer storage end-product demand has improved and is leading our revenue recovery,” said Schmitt. “PCI Express revenue was flat, but our mix changed with communications-based customers growing, thus adding a positive trend of greater and more diverse adoption. Based on bookings trends, our expectation is that we will see the entire enterprise business improve in Q3.”

PLX continued its lead in the PCI Express switch market by releasing two new devices that showcase industry-only features, including non-transparency ports, spread spectrum clock isolation and two virtual channels. The Company also announced its PCI Express Gen 2 switches will support the new Cavium OCTEON II processors, and disclosed key Gen 2 design wins at both National Instruments and One Stop Systems, thus reflecting growth in new and crucial markets. PLX also revealed the industry's first PCI Express-to-USB 2.0 host controller bridge and launched a major upgrade to its powerful Oxide software that supports its entire serial bridge product family.

Business Outlook

The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its third-quarter earnings release, although it may provide additional detail regarding its guidance during today’s scheduled conference call.

  Net revenues for the third quarter ended September 30, 2009, are expected to be between $19.0 million and $22.0 million.
  Gross margins are expected to be approximately 55 percent.
  Operating expenses are expected to be approximately $15.5 million. Included in operating expenses are share-based compensation, acquisition-related amortization and lease-impairment charges of approximately $1.3 million.

“Even with this improved climate, we are cautious and continue to look at cost reductions to achieve profitability,” said Whipple. “Our plan is to close our Singapore design center in Q3 to meet these objectives and impact Q4 operating expenses.”

PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its second-quarter financial results, as well as its third-quarter outlook. A live Webcast of the conference call will be available through the Investor Relations section of the PLX Website at www.plxtech.com/investors, which also can be heard live via telephone at 719.457.2603. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. (PDT) on August 4, 2009, through 5:00 p.m. (PDT) on August 11, 2009. To listen to the replay via telephone, call 719.457.0820 and use access code 7481419.

For the live Webcast, listeners should go to the PLX Web site at least 15 minutes before the event starts to download and install any necessary audio software.

About PLX

PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is a leading global supplier of high-performance, feature-rich, system-interconnect semiconductors, SoCs and software solutions for the communications, storage, server, compute, embedded-control, and consumer markets. The Company provides a competitive advantage through an integrated combination of experience, innovative silicon, powerful design tools, and synergetic global partnerships. These unmatched PLX solutions are based on established technologies including PCI Express, USB, SATA, Ethernet, and FireWire that enable PLX customers to develop equipment with industry-leading performance, scalability, security, and reliability, and bring their designs to market faster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company’s estimated net revenues, estimated operating expenses, and estimated gross margins for the third quarter of 2009, which are set forth under the caption “Business Outlook,” statements that PLX will see the entire enterprise business improve in the third quarter and statements regarding the plan to close the Singapore design center. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers that use the Company’s products, adverse economic conditions in general or those specifically affecting the Company’s markets, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company’s customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2008, and PLX’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

PLX TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	June 30	March 31	June 30
	2009	2008	2009	2009	2008

Net revenues	$18,178	$23,350	$16,457	$34,635	$46,105
Cost of revenues	8,076	9,492	7,511	15,587	18,404
Gross margin	10,102	13,858	8,946	19,048	27,701

Operating expenses:
Research and development	8,570	7,791	7,903	16,473	14,289
Selling, general and administrative	7,084	6,063	6,895	13,979	12,516
Acquisition and related restructuring costs	99	-	2,630	2,729	-
Amortization of purchased intangible assets	854	202	854	1,708	443
Total operating expenses	16,607	14,056	18,282	34,889	27,248

Income (loss) from operations	(6,505)	(198)	(9,336)	(15,841)	453
Interest income and other, net	117	376	48	165	864
Loss on fair value assessment	(2,652)	-	(1,190)	(3,842)	-

Income (loss) before provision for income taxes	(9,040)	178	(10,478)	(19,518)	1,317
Provision (benefit) for income taxes	16	253	19	35	330

Net income (loss)	$(9,056)	$(75)	$(10,497)	$(19,553)	$987

Basic net income (loss) per share	$(0.26)	$(0.00)	$(0.31)	$(0.57)	$0.03
Shares used to compute basic per share amounts	35,061	28,213	33,604	34,275	28,402
Diluted net income (loss) per share	$(0.26)	$(0.00)	$(0.31)	$(0.57)	$0.03
Shares used to compute diluted per share amounts	35,061	28,213	33,604	34,275	28,561

PLX TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30 2009	December 31 2008
	(unaudited)	(unaudited)
ASSETS

Cash and investments	$38,753	$47,127
Accounts receivable, net	8,124	5,712
Inventories	6,593	7,257
Property and equipment, net	11,480	10,590
Goodwill	1,367	-
Other intangible assets	7,348	-
Other assets	9,953	6,574
Total assets	$83,618	$77,260

LIABILITIES

Accounts payable	$6,664	$4,003
Accrued compensation and benefits	1,883	2,360
Accrued commissions	479	475
Other accrued expenses	1,137	1,219
Short term note payable	1,436	-
Long term note payable	997	-
Total liabilities	12,596	8,057

STOCKHOLDERS' EQUITY

Common stock, par value	37	28
Additional paid-in capital	153,665	132,159
Accumulated other comprehensive loss	(39)	104
Accumulated deficit	(82,641)	(63,088)
Total stockholders' equity	71,022	69,203
Total liabilities and stockholders' equity	$83,618	$77,260

PLX TECHNOLOGY, INC.
SUPPLEMENTAL DATA (Unaudited)
(in thousands, expect for percent data)

	Three Months Ended			Six Months Ended
	June 30	June 30	March 31	June 30
	2009	2008	2009	2009	2008
Net Revenues by Geography
Americas	17%	35%	23%	20%	31%
Asia Pacific	74%	54%	64%	69%	57%
Europe	9%	11%	13%	11%	12%

	Share-Based Compensation*

	Three Months Ended			Six Months Ended
	June 30	June 30	March 31	June 30
	2009	2008	2009	2009	2008
Manufacturing	$69	$15	$10	$79	$33
Research and development	595	351	109	704	754
Selling, general and administrative	1,456	595	221	1,677	1,059
	$2,120	$961	$340	$2,460	$1,846
* includes FAS123R option expense and ESOP expense

	Acquisition Related Costs

	Three Months Ended			Six Months Ended
	June 30	June 30	March 31	June 30
	2009	2008	2009	2009	2008
Deal costs	$106	$-	$333	$439	$-
Severance costs	(7)	-	2,020	2,013	-
Lease commitment accrual	-	-	277	277	-
	$99	$-	$2,630	$2,729	$-

	Components of Operating Expense For the Six Months Ended June 30, 2009

	Continuing Expense	Non-Continuing Oxford Related	Total as Reported
Research and development	$15,532	$237	$15,769
Selling, general and administrative	11,422	880	12,302
Share-based compensation	2,381	-	2,381
Amortization of acquired intangibles	1,708	-	1,708
Acquisition related costs	-	2,729	2,729
	$31,043	$3,846	$34,889

CONTACT:
CommonGround Communications (for PLX)
Jerry Steach, 415-222-9996
jsteach@plxtech.com
or
PLX Technology, Inc.
Arthur O. Whipple, CFO, 408-774-9060
investor-relations@plxtech.com